Exhibit (a)(5)

Offer to Purchase for Cash

Up to 5,520,229 Shares of Common Stock

of

COMSCORE, INC.

at

$46.13 Net Per Share

Pursuant to the Offer to Purchase Dated February 20, 2015

by

CAVENDISH SQUARE HOLDING B.V.

an indirect wholly-owned subsidiary of

WPP PLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF FRIDAY, MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated February 20, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”) in connection with the offer by Cavendish Square Holding B.V., a private limited liability company organized under the laws of the Netherlands (“Purchaser”) and an indirect wholly-owned subsidiary of WPP plc, a public limited company incorporated under the laws of Jersey, to purchase up to 5,520,229 of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of comScore, Inc., a Delaware corporation (the “Company”), at a price of $46.13 per Share net to the seller in cash, without interest and less applicable withholding taxes.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $46.13 per Share, net to you in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for up to 5,520,229 outstanding Shares. In the event that more than 5,520,229 Shares are tendered, Purchaser will accept for payment and pay for 5,520,229 Shares on a pro rata basis, adjusted by rounding down to the nearest whole number of Shares tendered by each stockholder to avoid purchases of fractional Shares. Because of the proration provisions described above, Purchaser may not purchase all of the Shares that you tender. See Section 2 — “Acceptance for Payment and Payment; Proration” of the Offer to Purchase. If proration of tendered Shares is required, Purchaser does not expect to announce the final results of proration or pay for any Shares until at least five trading days after the Expiration Date. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer.

3.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Friday, March 20, 2015, unless the Offer is extended.

4.	The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. The Offer is, however, conditioned upon the various conditions described in Section 16 of the Offer to Purchase.

5.	The Offer is being made pursuant to a Stock Purchase Agreement, dated as of February 11, 2015 (as may be amended from time to time, the “Stock Purchase Agreement”), by and among Purchaser, WPP Group USA, Inc., a Delaware corporation and affiliate of WPP (“GUSA”), comScore and comScore’s subsidiary, CS Worldnet Holding B.V., a private limited liability company organized under the laws of the Netherlands and in connection with a strategic relationship being entered into between WPP and comScore. The strategic relationship includes the acquisition by comScore, pursuant to the Stock Purchase Agreement, of the internet audience measurement (“IAM”) business currently managed by WPP’s Kantar group of companies in Norway, Sweden and Finland (the “European IAM Business”) in exchange for a number of newly issued shares (the “Consideration Shares”) equal to 4.45% of the sum of (x) the outstanding Shares as of the close of business on the business day prior to the closing of the Stock Purchase Agreement plus (y) the Consideration Shares. If the number of Shares Purchaser acquires pursuant to the Offer, together with the Consideration Shares, is less than 15% of the Shares outstanding after giving effect to the Consideration Shares, Purchaser will have the option to acquire newly-issued Shares at a price per Share equal to the Offer Price to increase its aggregate holdings to an amount equal to 15% of the Shares outstanding after giving effect to the issuance of the Consideration Shares and the issuance of the Shares issuable upon the exercise of the option. Purchaser, GUSA and comScore have entered into a Stockholders Rights Agreement and a Voting Agreement that will govern Purchaser and GUSA’s rights and obligations as a holder of Shares and a Strategic Alliance Agreement pursuant to which WPP and comScore will collaborate on cross-media audience measurement (including the combined reporting of IAM, television audience measurement and other media) business outside the United States.

6.	The Company’s board of directors has unanimously approved the Stock Purchase Agreement, the Stockholders Rights Agreement, the Voting Agreement and the Strategic Alliance Agreement and the transactions contemplated by those agreements, including the Offer. For the reasons described in comScore’s Solicitation/Recommendation Statement on Schedule 14D-9 the Company’s board of directors unanimously determined that the transactions, including the offer, are in the best interest of the Company’s stockholders. However, the board is remaining neutral and making no recommendation to the Company’s stockholders regarding whether to accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

7.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

8.	Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC, the Depositary, of (a) certificates for Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take any actions necessary for it to make the Offer to holders of Shares in any such jurisdiction.

INSTRUCTIONS

with respect to the Offer to Purchase for Cash

Up to 5,520,229 Shares of Common Stock

of

COMSCORE, INC.

at

$46.13 Net Per Share

Pursuant to the Offer to Purchase Dated February 20, 2015

by

CAVENDISH SQUARE HOLDING B.V.

an indirect wholly-owned subsidiary of

WPP PLC

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated February 20, 2015, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), in connection with the offer by Cavendish Square Holding B.V., a private limited liability company organized under the laws of the Netherlands (“Purchaser”) and an indirect wholly-owned subsidiary of WPP plc, a public limited company incorporated under the laws of Jersey, to purchase up to 5,520,229 shares of common stock, par value $0.001 per share (the “Shares”), of comScore, Inc.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

Shares:

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:                          , 2015

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s):

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):